Exhibit 10.5
RPM INTERNATIONAL INC.
2005 DEFERRED COMPENSATION PLAN
(As Amended and Restated Generally Effective January 1, 2005)

RPM INTERNATIONAL INC.
2005 DEFERRED COMPENSATION PLAN
(Effective January 1, 2005)

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11.16	Legal Fees To Enforce Rights After Change in Control	30
11.17	Coordination with Other Benefits	30

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RPM INTERNATIONAL INC.
2005 DEFERRED COMPENSATION PLAN
(Generally Effective January 1, 2005)
ARTICLE 1
INTRODUCTION
1.1	Name of Plan.
     RPM International Inc. (the “Company”) hereby adopts the RPM International Inc. 2005 Deferred Compensation Plan (the “Plan”).
1.2	Purposes of Plan.
     The purposes of the Plan are to provide deferred compensation for a select group of management or highly compensated Employees, including the opportunity to make elective deferrals under this arrangement to supplement their elective contributions to the RPM International Inc. 401(k) Plan, which are subject to certain limitations under the Code.
1.3	Effective Date.
     The Company maintains the RPM International Inc. Deferred Compensation Plan (“Prior Plan”) which relates to amounts deferred, earned and vested as of December 31, 2004, plus earnings and losses attributable thereto. Deferred compensation that is earned and vested as of December 31, 2004, is permitted to be exempt under Code Section 409A if the plan under which the deferral is made is not materially modified after October 3, 2004. The Company has elected to exempt from Code Section 409A amounts earned and vested under the Prior Plan as of December 31, 2004, which amounts remain subject to all terms and provisions of the Prior Plan.
     The Company now establishes the RPM International Inc. 2005 Deferred Compensation Plan, effective January 1, 2005, which relates to (i) amounts deferred after December 31, 2004, and (ii) any amounts deferred but not vested prior to January 1, 2005. The Plan is effective as of the Effective Date; provided, however, that in general this document reflects the provisions of the Plan in effect for periods on and after January 1, 2009. For the period between the Effective Date and January 1, 2009, the Plan was operated in good faith compliance with Code Section 409A and applicable transition guidance and relief thereunder (including but not limited to Notice 2007-86), but this document is not intended to fully reflect the operation of the Plan during such period.
     The Plan is effective as of the Effective Date.
1.4	Administration.
     The Plan shall be administered by the Administrator or its delegate(s), as set forth in Section 7.1.

ARTICLE 2
DEFINITIONS AND CONSTRUCTION
2.1	Definitions.
     For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:
          (a) “Account” means, with respect to any Participant, the bookkeeping account or accounts maintained by the Company to reflect the Participant’s Annual Deferral Amounts, together with all earnings, gains and losses thereon.
          (b) “Administrator” means the individual, entity or committee named to administer the Plan pursuant to Section 7.1 or 7.2.
          (c) “Affiliate” means any corporation or business organization during any period during which it would be treated, together with the Company, as a single employer for purposes of Code Sections 414(b) or (c).
          (d) “Annual Bonus” means any cash compensation, in addition to Base Annual Salary and commissions, payable to a Participant during a Plan Year under the RPM International Inc. Amended and Restated Incentive Compensation Plan or any Employer’s annual bonus plans, but excluding amounts payable under stock options or stock appreciation rights.
          (e) “Annual Deferral Amount” means that portion of a Participant’s Base Annual Salary, Annual Bonus and Director Fees that a Participant defers in accordance with Article 4 for any one Plan Year. The term Annual Deferral Amount shall include any Restricted Stock deferred under the Plan in accordance with the rules of the Plan as in effect prior to January 1, 2006.
          (f) “Base Annual Salary” means the annual cash compensation relating to services performed during any Plan Year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3) or 402(h) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.
          (g) “Base Annual Salary Deferral” means the amount of a Participant’s Base Annual Salary which the Participant elects to have withheld and credited to his Account pursuant to Section 4.1.

          (h) “Beneficiary” means the person or persons designated in accordance with Section 6.11 to receive benefits in the event of the Participant’s death prior to complete distribution of his Account.
          (i) “Benefits Review Committee” means the committee named to review denied claims under the Plan pursuant to Section 8.3.
          (j) “Board” means the Board of Directors of the Company.
          (k) “Bonus Deferral” means the amount of a Participant’s Annual Bonus Compensation which the Participant elects to have withheld and credited to his Account pursuant to Section 4.1.
          (l) “Change in Control” means the occurrence, at any time, of any of the following events:
          (i) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
          (ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.
          (iii) A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.
          (iv) Any one person, or more than one person acting as a group. acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock,

or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          (m) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Whenever a reference is made to a specific Section of the Code, such reference shall be deemed to include any successor Sections of the Code having the same or similar purpose. In general, a reference to the Code will include all lawful regulations and pronouncements promulgated thereunder; including without limitation all applicable transition relief with respect to Code Section 409A.
          (n) “Company” means RPM International Inc., a Delaware corporation, and any successor thereto.
          (o) “Deferral Account” means (i) the sum of all of a Participant’s Annual Deferral Amounts other than any amounts designated as Short-Term Payouts, plus (ii) investment earnings and losses attributable thereto, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan from his Deferral Account.
          (p) “Deferral Period” means with respect to any Short-Term Payout elected with respect to an Annual Deferral Amount, the period for which such Short-Term Payout is to be deferred under the Plan.
          (q) “Director” means a member of the Board of Directors of the Company.
          (r) “Director Fees” means the fees paid by the Company, including retainer fees and meetings fees, as compensation for serving on the Board of Directors.
          (s) “Disability” means the Participant is determined to be totally disabled by the Social Security Administration, or is determined to be disabled in accordance with a long-term disability insurance program of the Company or any Affiliate.
          (t) “Effective Date” means January 1, 2005, except where a different date is specifically set forth.
          (u) “Election Form” means the written agreement pursuant to which the Participant elects the amount of his Base Annual Salary, Annual Bonus and/or Director Fees to be deferred pursuant to the Plan, makes any related Short-Term Payout Election, if applicable, elects the deemed investment of amounts deferred and the time and form of payment of such amounts and addresses such other matters as the Administrator shall determine from time to time.
          (v) “Employee” means any common-law employee of the Company or any Affiliate.

          (w) “Employer” means the Company and any Affiliate that has been selected by the Board to participate in the Plan.
          (x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all lawful regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific Section of ERISA, such reference shall be deemed to include any successor Sections of ERISA having the same or similar purpose.
          (y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
          (z) “401(k) Plan” means the RPM International Inc. 401(k) Plan, as amended and restated on January 1, 2004, and as amended from time to time thereafter.
          (aa) “Latest Payment Date” means, with respect to any payment due hereunder, the latest date by which such payment can be made so as to constitute payment on the date that such payment is otherwise designated hereunder to be made under Code Section 409A, including under certain provisions of such section which may be summarized as follows:
          (i) The date designated for payment under the terms of the Plan or a later date in the same calendar year or, if later, the fifteenth (15th) day of the third calendar month following the date designated for payment.
          (ii) If calculation of the amount of the benefit is not administratively practicable due to events beyond the control of the Participant (or the Participant’s Beneficiary), any date within the first taxable year of the Participant in which calculation of the payment is administratively practicable.
          (iii) If making the payment on the date designated under the terms of the Plan would jeopardize the ability of the Company and Affiliates to continue as a going concern, the first taxable year of the Participant in which making the payment would not have such effect.
          (iv) If there is a delay in payment by the Administrator other than with the express or implied consent of the Participant, the first taxable year of the Participant in which the dispute is resolved. The dispute shall be deemed resolved on the earliest date upon which: (a) the Participant and the Administrator or the Company enter into a legally binding settlement, (b) the Administrator or the Company concedes that an amount is payable, or (c) the Administrator or the Company is required to make payment pursuant to a final non-appealable judgment or other binding decision. The foregoing provisions shall apply only if, during the period of the dispute, the Participant accepts any portion of the payment the Administrator or the Company is willing to make (unless acceptance will result in relinquishment of the claim to any remaining portion), and makes prompt and reasonable good faith efforts to collect the remaining portion of the payment which meet the requirements of Code Section 409A (including the timely notice requirements).

          (v) In the event the payment fails to fails to comply with Federal securities laws or other laws, the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.
          (vi) In the event the payment fails to be deductible under Code Section 162(m), or meets other conditions specified by the Commissioner of the Internal Revenue Service, such later date as may be provided under Code Section 409A.
          (bb) “Participant” means each Employee or Director who has been selected for participation in the Plan and who has become a Participant pursuant to Article 3.
          (cc) “Plan” means the RPM International Inc. 2005 Deferred Compensation Plan, as in effect on the Effective Date, and as amended from time to time hereafter.
          (dd) “Plan Agreement” means the written agreement under which an eligible Employee or Director agrees to participate in the Plan in accordance with its terms.
          (ee) “Plan Year” means the twelve-consecutive month period commencing January 1 of each year ending on the following December 31.
          (ff) “Restricted Stock” means any award of shares of restricted stock that was unvested as of December 31, 2004 and which became vested on or before May 31, 2006.
          (gg) “Retirement” means (i) with respect to an Employee, Separation from Service from all Employers for any reason other than death on or after attainment of age 55 and 5 Years of Service, and (ii) with respect to a Director who is not an Employee, means a Separation from Service from the Company on or after the attainment of age seventy (70).
          (hh) “Separation from Service” means:
          (i) with respect to any Employee who is a Participant, the separation from service within the meaning of Code Section 409A, of such Participant with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the Participant’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purposes, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services less than 36 months).

          (ii) with respect to any Director who is a Participant but is not an Employee, the expiration of the term for which the Director performs services as a Director, if such expiration constitutes a good-faith and complete termination of the term for providing services.
          (ii) “Short-Term Payout” means that portion of a Participant’s Annual Deferral Amount that the Participant elects to have distributed in a specific year, in accordance with Section 4.2.
          (jj) “Short-Term Payout Account” means (i) the sum of a Participant’s Short-Term Payouts, plus (ii) investment earnings and losses attributable thereto, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan from his Short-Term Payout Account. The Short-Term Payout Account shall be subdivided into separate accounts with respect to each separate Short-Term Payout elected by the Participant.
          (kk) “Stock” means RPM International Inc. authorized shares of common stock (par value $0.01 per share).
          (ll) “Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
          (mm) “Unforeseeable Emergency” means a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152 of the Code without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
          (nn) “Valuation Date” means each business day.
          (oo) “Voting Power” means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.
          (pp) “Voting Stock” means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.
          (qq) “Years of Service” means the total number of full years of employment in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.

ARTICLE 3
PARTICIPATION AND ELIGIBILITY
3.1	Participation.
     Individuals eligible to become Participants in the Plan are (a) those Employees who are (i) subject to the income tax laws of the United States, (ii) members of a select group of highly compensated or management Employees, and (iii) selected by the Administrator, in its sole discretion, as Participants, and (b) Directors. The Administrator shall notify each Participant of his selection as a Participant. Subject to Section 3.3, an individual who satisfies the eligibility requirements set forth in subsections (a) and (b) of Section 3.2 below shall remain eligible to continue participation in the Plan for each Plan Year following his selection as a Participant as long as he continues to meet such eligibility requirements.
3.2	Commencement of Participation.
          (a) Except as provided in subsection (b) below, an Employee shall become a Participant effective as of the first day of the Plan Year with respect to which he has timely completed and filed an Election Form and, with respect to his first year of participation, a Plan Agreement in accordance with Section 4.1(a).
          (b) If the Administrator so determines in its sole discretion, a newly-hired Employee or Director who is determined to be eligible to become a Participant, and who completes a Plan Agreement and an Election Form within 30 days after the date on which he becomes eligible to participate, shall become a Participant on the first day of the month following the month in which his Plan Agreement and Election Form are filed with the Administrator; provided that the Administrator has determined that such mid-year entry does not violate the requirements of Code Section 409A.

ARTICLE 4
CONTRIBUTIONS AND VESTING
4.1	Deferrals by Participants.
          (a) All elections under the Plan shall be subject to any such rules as may be prescribed by the Administrator in its sole discretion, subject to the terms of this Plan. Before the first day of each calendar year, a Participant may file with the Administrator an Election Form pursuant to which such Participant elects to defer Base Annual Salary or Director Fees. A Participant must file an Election Form to defer Annual Bonus at a time prescribed by the Administrator, which time shall be not later than six (6) months before the end of the 12 month or longer period over which the services upon which the Annual Bonus is based are performed. Prior to June 1, 2006, a Participant had the right to defer Restricted Stock by filing an Election Form with the Administrator no later than six months before the Restricted Stock was scheduled to become vested. Notwithstanding the foregoing, a Participant who commences participation in accordance with Section 3.2(b) will be considered to have made a timely deferral election.
          (b) A Participant’s deferral election shall be stated in whole percentages, subject to maximums set forth below:

Base Annual Salary	90%
Annual Bonus	90%
Director Fees	100%
Restricted Stock	100%
The minimum Annual Deferral Amount that may be elected by a Participant who is an Employee shall be $5,000. If no election is made with respect to any category, the amount deferred for such category shall be zero.
          (c) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year pursuant to Section 3.2(b), the maximum Annual Deferral Amount (i) with respect to Base Annual Salary and Director Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant becomes a Participant in accordance with Section 3.2(b), and (ii) with respect to Annual Bonus shall be limited to a ratable portion of the Annual Bonus determined by multiplying the total of such amounts by the ratio of the days remaining in the performance period over the total number of days in the performance period.

4.2	Election to Defer; Effect of Election Form.
          (a) A Participant’s election will be valid only if the Election Form is properly completed by the Participant, timely delivered to the Administrator in accordance with Section 4.1(a) above and accepted by the Administrator. A Participant’s election will become irrevocable on the last day on which such election may be made under Section 4.1(a). If no Election Form is filed for a Plan Year, the Annual Deferral Amount for such Plan Year shall be zero.
          (b) A Participant shall designate in his Election Form what portion, if any, of his Annual Deferral Amount shall be a Short-Term Payout and shall designate a Deferral Period for such Short-Term Payout that shall not be less than three (3) full Plan Years following the end of the Plan Year in which the deferral is made.
          (c) Notwithstanding the foregoing, the Company may cancel a Participant’s deferral election if the Committee determines that he has suffered an Unforeseeable Emergency.
4.3	Withholding and Crediting of Annual Deferral Amounts.
     For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts (or the total equivalent if necessary to make adjustments for administrative purposes), as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Director Fees are or otherwise would be paid to the Participant. Annual Deferral Amounts, if any, shall be credited to the appropriate subaccount within a Participant’s Deferral Account as soon as practicable after such amounts would otherwise have been paid to the Participant.
4.4	Vesting.
     A Participant shall at all times be 100% vested in his or her Account.
4.5	FICA and Other Taxes.
     Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus that are not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section.
4.6	Change In Distribution Elections Before December 31, 2008 For Code Section 409A Amounts.
     A Participant’s vested Account balance shall be paid as provided by the Plan and, where permitted under the Plan, as elected by the Participant. At such times as permitted by the

Administrator on or before December 31, 2008, in accordance with rules set forth by the Administrator pursuant to guidance under Code Section 409A, a Participant may change his or her payment elections (including any election regarding the form and timing of a payment) for vested amounts and benefits of the Plan that are subject to Code Section 409A and that are deferred prior to the election. A Participant may not in any calendar year, however, change any payment election with respect to any vested amounts or benefits subject to Code Section 409A that he or she would otherwise receive in such calendar year, or cause any such amount or benefit to be paid in such calendar year that would otherwise not be received in such calendar year.
4.7	Suspension of Contributions.
     Anything contained herein to the contrary notwithstanding, a Participant who receives a distribution from the Plan due to an Unforeseeable Emergency under Section 6.14 shall not be eligible to make deferrals hereunder for a six (6) month period after receipt of such distribution. If required by the terms of the 401(k) Plan, a Participant who receives a hardship distribution under the 401(k) Plan shall not be eligible to make deferrals under this Plan for a six (6) month period after receipt of the hardship distribution.

ARTICLE 5
ACCOUNTS
5.1	Establishment of Bookkeeping Accounts.
     A separate bookkeeping Account or Accounts shall be maintained for each Participant. Such Account(s) shall be credited with the Annual Deferral Amount elected by the Participant pursuant to Section 4.1 and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.
5.2	Subaccounts.
     Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary or desirable for the administration of the Plan. In particular, Accounts shall be subdivided into Deferral Accounts and Short-Term Payout Accounts, plus any other subaccounts the Administrator deems necessary or desirable.
5.3	Earnings Elections.
          (a) Amounts credited to a Participant’s Account shall be credited or charged with earnings and losses based on one or more measurement funds (“Measurement Funds”) selected by the Participant from among those made available under the Plan. Except as may be specifically determined by the Administrator and communicated to Participants, Participants shall have the option to allocate the amounts credited to their Accounts among the Measurement Funds, which allocations may be changed at any time. The Measurement Funds shall be based on certain mutual funds and/or Company Stock, as determined by the Administrator in its sole discretion. A Participant may elect different investment allocations for new contributions and existing Account balances. Only whole percentages may be elected, the minimum percentage for any allocation is 1%, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances. If a Participant does not elect any of the Measurement Funds, the Participant’s Account Balance shall automatically be allocated to a Measurement Fund determined by the Administrator in its sole discretion. The Measurement Funds and the procedures relating to the election of and any changes to such investment elections, shall be determined by the Administrator from time to time. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.
          (b) (i) The value of a Participant’s Account Balance that has been allocated to any Measurement Fund based on Company Stock may be adjusted by the Administrator in its sole discretion to prevent dilution or enlargement of a Participant’s rights in the event of any reorganization, merger or other “corporate transaction” as that term is defined in regulations promulgated under Code Section 424.
               (ii) Notwithstanding the foregoing provisions of this Subsection (b), the Company in its sole discretion, shall have the authority to place such restrictions upon the investment directions of any person who is subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (“Insider”) as shall be appropriate to comply with such section.

5.4	Hypothetical Accounts and Creditor Status of Participants.
     The Accounts established under this Article 5 shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Annual Deferral Amounts can be credited to the Participant and so that earnings and losses on such amounts so credited can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind (other than a “rabbi trust”), or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

ARTICLE 6
PAYMENT OF ACCOUNT
6.1	General.
     A Participant (or in the event of his death, his Beneficiary) shall be entitled to receive distribution of the vested amounts held in his Deferral Account and/or Short-term Payout Account upon Separation from Service, expiration of the Deferral Period for a Short-Term Payout, death or a Change in Control, in accordance with the rules set forth below. Any amounts in such Accounts that are not vested under Section 6.4 at the time distribution begins shall be forfeited.
6.2	Separation from Service.
     A Participant shall be entitled to receive distribution of his Deferral Account upon Separation of Service. Payment of a Participant’s Deferral Account following a Separation from Service will be made or will begin to be made as soon as practicable following the date of Separation from Service for Participants who are not “specified employees” and as of the first day of the seventh month beginning after Separation from Service for Participants who are “specified employees.” For purposes of this Section, a “specified employee” is any Participant other than a member of the Board of Directors who is not an Employee and any Participant who was a Participant in the DAP Products, Inc. Supplemental Executive Retirement and Deferred Compensation Plan, as in existence prior to its merger into the Prior Plan, unless such Participant is an officer of DAP Products, Inc. at the time distribution would otherwise be made.
6.3	Short-Term Payout Account.
     A Participant shall be entitled to receive payment of each Short-Term subaccount held within his Short-Term Payout Account in accordance with the date or dates elected by the Participant in his Election Forms. Each payment from a Participant’s Short-Term Payout Account will be made within the first 60 days of the Plan Year following expiration of the Deferral Period with respect to the relevant Short-Term Payout. Unless a Participant has elected otherwise in his Election Form with respect to a Short-Term Payout, all amounts remaining in a Participant’s Short-Term Payout Account upon a Separation from Service or upon death shall be transferred to the Participant’s Deferral Account and thereafter distributed according to the time and form applicable for distribution of the Participant’s Deferral Account.
6.4	Distribution upon Death.
     In the event of a Participant’s death when any amounts remain credited to his Deferral Account or Short-Term Payout Account, his Beneficiary shall be entitled to receive distribution of the balance credited to such Account(s) paid in a single lump sum payment within 60 days following the date the Administrator is provided with proof satisfactory to it of the Participant’s death.

6.5	Change in Control.
     Notwithstanding anything herein to the contrary, in the event of a Change in Control, a Participant shall be entitled to receive distribution of the balance credited to his Deferral Account and Short-Term Payout Account in a single lump sum payment within 30 days following such Change in Control.
6.6	Form of Payment.
     All payments hereunder shall be in the form of a single lump sum payment, except that a Participant may elect that if he incurs a Separation from Service due to Retirement, and if his total Account value exceeds the “applicable dollar amount” specified in Code Section 402(g), as adjusted in accordance with Section 402(g)(5), his Deferral Account shall be paid to him in the form of annual installments paid over a period not to exceed 10 years. Except as otherwise determined by the Administrator in its sole discretion, all payments shall be made in the form of cash.
6.7	Latest Payment Date
     Any distribution under this Plan shall be treated as made on the date otherwise provided for such payment if it is made not later than the Latest Payment Date with respect to such payment.
6.8	Valuation at Distribution.
     The balance of a Participant’s Account shall be determined as of the Valuation Date coincident with or next preceding the date of the event giving rise to the distribution under Section 6.2, 6.3, 6.4 or 6.5 above; provided, however, that if a “specified employee” is entitled to distribution pursuant to 6.2 above, his Account shall be determined as of the Valuation Date coincident or next preceding the last day of the sixth month beginning after Separation from Service.
6.9	Change in Date or Form of Distribution.
          (a) A Participant may elect one time to change his elected form of distribution of his Deferral Account upon a Separation from Service due to Retirement, to another form available under Section 6.6, in accordance with such procedures as may be adopted by the Administrator subject to Code Section 409A.
          (b) A Participant may also elect one time to change the time of commencement of distribution of his Deferral Account or Short-Term Payout Account to another date or dates one time, in accordance with such procedures as may be adopted by the Administrator subject to Code Section 409A.
          (c) Any such revision to the date or form of any payment under this Section shall be made at least 12 months prior to the first distribution date previously in effect with respect to such amount and shall delay distribution of such amount by at least 5 years from the date the payment would have otherwise been made hereunder.

6.10	Other Distributions.
     To the extent the Administrator determines to be consistent with Code Section 409A, the Administrator may distribute all or part of a Participant’s Accounts to the extent that acceleration of benefits is permissible in other limited circumstances pursuant to regulations and other guidance under Code Section 409A, including but not limited to those circumstances detailed in Sections 11.15 and 11.16.
6.11	Designation of Beneficiaries.
          (a) Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime. A designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.
          (b) Any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Administrator. The filing of a new designation shall cancel all designations previously filed.
          (c) If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.
6.12	Change in Marital Status.
     If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:
          (a) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.
          (b) If the Participant is unmarried at death but was married when the designation was made:
          (i) The designation shall be void if the spouse was named as Beneficiary. The designation shall remain valid if a nonspouse Beneficiary was named.
          (ii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.13	Withdrawals for Unforeseeable Emergency.
     In accordance with procedures established by the Administrator, a Participant may apply to the Administrator for, and the Administrator may permit, a withdrawal of all or any part of a Participant’s Deferral Account, together with all earnings, gains and losses thereon, if the Administrator, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Administrator. The Administrator may require a Participant who requests a withdrawal on account of an Unforeseeable Emergency to submit such evidence as the Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based and the unavailability of other resources with which the Participant may relieve the Unforeseeable Emergency.
6.14	Withholding on Distribution.
     There may be withheld from any payment made in cash or in kind under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

ARTICLE 7
ADMINISTRATION
7.1	Committee Duties.
     Except as otherwise provided in this Article 7, this Plan shall be administered by a committee (“Committee”) which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan, except that no Participant shall vote or act upon any matter relating solely to himself or herself. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. The Committee may, from time to time, designate one or more persons or agents to carry out any or all of its duties hereunder. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
7.2	Administration Upon Change In Control.
          (a) Administrator. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). In the event the Chief Executive Officer or highest ranking officer is not able to perform the duties and responsibilities of the Ex-CEO, the next highest ranking officer of the Company able to perform such duties and responsibilities shall act as the Ex-CEO. The Committee, however, as constituted immediately prior to a Change in Control, shall continue to act as the Administrator of this Plan until the date on which the independent third party selected by the Ex-CEO accepts the responsibilities of Administrator under this Plan. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust except benefit entitlement determinations upon appeal; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may only be terminated (and a replacement appointed) by the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.
          (b) Benefit Review Committee. Upon and after the occurrence of a Change in Control, the Benefits Review Committee, as constituted immediately prior to a Change in Control, shall continue to review denied claims as provided in Section 8.3 of this Plan. In the event any member of the Benefits Review Committee resigns or is unable to perform the duties of a member of the Benefits Review Committee, successors to such members shall be selected by the Ex-CEO. Upon and after a Change in Control, the Benefits Review Committee shall have the discretionary power and authority to determine all questions arising in connection with the review of a denied claim as provided in Section 8.3. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Benefits Review Committee; (2) indemnify the Benefits Review Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Benefits Review Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Benefits Review Committee or its employees or agents; and (3) supply full and timely information to the Benefits Review Committee on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, death or Termination of Employment of the Participants, and such other pertinent information as the Benefits Review Committee may reasonably require. Upon and after a Change in Control, a member of the Benefits Review Committee may not be removed by the Company but may only be removed (and a replacement appointed) by the Ex-CEO.
7.3	Agents.
     In the administration of this Plan, the Committee and the Benefits Review Committee may, from time to time, designate one or more persons or agents and delegate to them such duties as it sees fit (including acting through a duly appointed representative), and any reference herein to the Committee or Benefits Review Committee shall be construed as a reference to such persons or agents. The Committee and Benefits Review Committee may from time to time consult with counsel who may be counsel to any Employer.
7.4	Binding Effect of Decisions.
     Unless appealed to the Benefits Review Committee, the decision or action of the Committee or Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. If such decision or action is appealed under the provisions of this Plan, then the decision or action of the Benefits Review Committee shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.5	Indemnity of Committee and Benefits Review Committee.
     All Employers shall indemnify and hold harmless the members of the Committee and the Benefits Review Committee, any Employee to whom the duties of the Committee or Benefits Review Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, the Benefits Review Committee any of the members of the Committee or Benefits Review Committee, any such Employee or the Administrator.
7.6	Employer Information.
     To enable the Committee, the Benefits Review Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee, the Benefits Review Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or Termination of Employment of its Participants, and such other pertinent information as the Committee, the Benefits Review Committee and/or Administrator may reasonably require.

ARTICLE 8
CLAIMS PROCEDURES
8.1	Presentation of Claim.
     Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee at the Company headquarters a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
8.2	Notification of Decision.
     The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
          (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
          (i) the specific reason(s) for the denial of the claim, or any part of it;
          (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
          (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
          (iv) an explanation of the claim review procedure set forth in Section 8.3 below; and

          (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
8.3	Review of a Denied Claim.
     The Board shall appoint the members of a Benefits Review Committee which shall consist of three (3) or more members. The Benefits Review Committee shall decide appeals of claim denials as provided in this Section, have such other discretionary powers and authorities as provided by this Section, and shall have such other discretionary powers and duties as shall from time to time be assigned to the Benefits Review Committee by the Company. Prior to a Change in Control the members of the Benefits Review Committee shall remain in office at the will of the Board, and the Board may remove any of said members, from time to time, with or without cause. A member of the Benefits Review Committee may resign upon written notice to the remaining member or members of the Benefits Review Committee and to the Company respectively. The fact that a person is a prospective Participant, a Participant or a former Participant shall not disqualify him from acting as a member of the Benefits Review Committee. In case of the death, resignation or removal of any member of the Benefits Review Committee, the remaining members shall act until a successor-member is appointed. Upon request, the Company shall notify the Committee in writing of the names of the original members of the Benefits Review Committee, of any and all changes in the membership of the Benefits Review Committee, of the member designated as Chairman and the member designated as Secretary, and of any changes in either office. Until notified of a change, the Committee shall be protected in assuming that there has been no change in the membership of the Benefits Review Committee or the designation of Chairman or of Secretary since the last notification was filed with it. The Committee shall be under no obligation at any time to inquire into the membership of the Benefits Review Committee or its officers. All communications to the Benefits Review Committee shall be addressed to its Secretary at the headquarters address of the Company. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Benefits Review Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Benefits Review Committee, in its sole discretion, may grant.
8.4	Decision on Review.
     The Benefits Review Committee shall render its decision on review promptly, and no later than sixty (60) days after the Benefits Review Committee receives the Claimant’s written request for a review of the denial of the claim. If the Benefits Review Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Review Committee expects to render the benefit determination. In rendering its decision, the Benefits Review Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
8.5	Legal Action.
     A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 9
AMENDMENT AND TERMINATION
9.1	Amendment, Modification and Termination.
     Subject to Sections 9.4 and 9.5 below, this Plan may be terminated by the Company at any time, or from time to time, by action of the Board, and may be amended by the Company at any time, or from time to time, by action of one or more duly authorized officers of the Company. No amendment, modification or termination will be effective if it reduces the amounts credited to any Participant’s Account or adversely affects the right of any Participant or Beneficiary to receive payment of the Account as provided under this Plan, determined as of the date of the amendment, unless an equivalent benefit is provided under another plan or program sponsored by the Company or an Affiliate. Furthermore, no amendment, modification or termination will be effective prior to the date permitted under Code Section 409A.
     The prior provisions notwithstanding, this Plan may be amended to:
          (a) reduce or eliminate the ability for future contributions to be credited to Participants under this Plan;
          (b) reduce or eliminate the future deemed interest or earnings credited to the amounts held in a Participant’s Account;
          (c) comply with any law; or
          (d) preserve the intended deferral of taxation for the benefit of all Participants’ Accounts.
9.2	Actions Binding on Employers.
     Any amendments made to this Plan, including an amendment to terminate the Plan, will be binding on all the Employers without the approval or consent of the Employers other than the Company.
9.3	Distribution of Benefits on Plan Termination.
     In the event the Company elects to amend, modify or terminate the Plan as provided under Section 9.1, no liquidation and payment of benefits shall occur as a result. The prior provisions notwithstanding, the Company may, in its discretion, provide by amendment to the Plan for the liquidation and termination of the Plan where:
          (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and Affiliates;

          (b) the Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;
          (c) no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;
          (d) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and
          (e) the Company and its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
     Notwithstanding the above, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):
          (a) the calendar year in which the termination and liquidation occurs;
          (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
          (c) the first calendar year in which the payment is administratively practicable.
9.4	Participation By Affiliates.
     Any Affiliate may adopt this Plan with the consent of the Company. An Affiliate that adopts this Plan shall be liable for the payment of any benefit of a Participant under this Plan that relates to employment or services provided to the Affiliate by the Participant, and neither the Company nor any other Affiliate shall have any liability for such benefit. Each Affiliate, by electing to participate in this Plan, appoints the Company as its agent and fully empowers the Company to act on its behalf as it may deem appropriate in maintaining or terminating the Plan. The adoption by the Company of any amendment to the Plan or the termination of all or any part of the Plan will constitute and represent, without further action by any Affiliate, the approval, adoption, ratification, or confirmation by each Affiliate of such amendment or termination and each Affiliate shall be bound by such amendment or termination. An Affiliate may cease participation only upon approval by the Company and only in accordance with such terms and conditions that may be required by the Company.

ARTICLE 10
TRUST
10.1	Establishment of the Trust.
     It is the intention of the Company that the Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. No assets of the Company shall be pledged or otherwise restricted in order to meet the obligations of the Plan. Nonetheless, in order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, which trust is intended to provide for the benefit payments under the Plan.
10.2	Interrelationship of the Plan and the Trust.
     The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
10.3	Distributions From the Trust.
     Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

ARTICLE 11
MISCELLANEOUS
11.1	Status of Plan.
     The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
11.2	Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and the rights of Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
11.3	Employer’s Liability.
     An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.
11.4	Nonassignability.
     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
11.5	Not a Contract of Employment.
     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a

Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
11.6	Furnishing Information.
     A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.
11.7	Terms.
     Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
11.8	Captions.
     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.9	Governing Law.
     Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Ohio without regard to its conflicts of laws principles.
11.10	Successors.
     The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
11.11	Spouse’s Interest.
     The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.12	Validity.
     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.13	Incompetent.
     If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
11.14	Distribution in the Event of Taxation.
          (a) Employment Taxes. Distribution shall be made from the Plan at such time or times as the Administrator, in its sole discretion pursuant to uniform and nondiscriminatory procedures, shall determine that amounts are due for the payment of Federal Insurance Contributions Act taxes imposed under Code Sections 3101, 3121(a), or 3121(v)(2) on Participants’ Accounts. Such distribution, if any, shall be made for the exclusive purpose of paying such Federal Insurance Contributions Act taxes. In addition, distribution shall be made from the Plan at such time or times as the Administrator, in its sole discretion pursuant to uniform and nondiscriminatory procedures, shall determine that amounts are due for the payment of income tax at source on wages imposed under Code Section 3401 (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the payment of the Federal Insurance Contributions Act taxes, or are due for the payment of additional income tax at source on wages attributable to the pyramiding of Code Section 3401 wages and taxes. Such distribution, if any, shall be made for the exclusive purpose of paying such taxes. In no event shall the amounts distributed pursuant to this Section exceed the amounts owed for the payment of Federal Insurance Contribution Act taxes and the income tax withholding related to such amounts.
          (b) Distribution upon Income Inclusion under Code Section 409A. Notwithstanding anything herein to the contrary, in the event the Plan fails to meet the requirements of Code Section 409A, the portion of a Participant’s Account which is included in income on account of the failure to comply with Code Section 409A shall be distributed to the Participant.
11.15	Insurance.
     The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.
11.16	Legal Fees To Enforce Rights After Change in Control.
     The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, at any time in the two calendar years following a Change in Control while a Participant continues to have an Account under the Plan, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Participant as hereinabove provided shall be paid or reimbursed to the Participant by the Company on a regular, periodic basis no later than 30 days after presentation by the Participant of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum annual amount of $250,000 in each of the two years following the year in which occurs the Change in Control, provided that the Participant presents such statement(s) no later than 30 days prior to the end of each such year.
11.17	Coordination with Other Benefits.
     The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this RPM International Inc. 2005 Deferred Compensation Plan to be executed effective as of December 31, 2008.

RPM International Inc.
By:	/s/ Janeen B. Kastner
Janeen B. Kastner
	Title:	Vice President — Corporate Benefits and Risk Management